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                                                                    Exhibit 10.7


                             FIRST AMENDMENT TO THE
                            INGRAM MICRO SUPPLEMENTAL
                             INVESTMENT SAVINGS PLAN


     This Amendment by Ingram Micro Inc. (hereinafter referred to as the "Company") is made with reference to the following facts:

     The Company adopted the amended, restated and renamed Ingram Micro Supplemental Investment Savings Plan (hereinafter referred to as the "Plan") effective as of January 1, 1999. The Plan reserves to the Company, through its Board of Directors, the right to amend the Plan (Section 9.01 thereof). The Company has adopted and executed this First Amendment for purposes of amending the Plan in the manner hereinafter provided to introduce various changes thought necessary or desirable:

     NOW, THEREFORE, the Plan is hereby amended effective as of April 1, 2005, as follows:


2. Section 4.02(a)(iv) is amended by deleting the first sentence and replacing it with the following:

     Limitations on Percentage Amounts. A Participant who elects to make the maximum elective deferral to the Savings Plan for a calendar year may make a "basic deferral" of up the fifty percent (50%) of the Participant's annual compensation otherwise payable to him, minus the maximum amount that could have been contributed by the Participant in the Savings Plan.

3. Section 4.03 is amended to read as follows:

     Matching Employer Amounts.

     With respect to each Compensation Deferral Period, an amount equal to the matching percentage of the Participant's Elective Deferral Amounts (not in excess of 5% of his annual compensation) shall be credited to Part II of the Participant's Deferred Compensation Account. Provided however that the amount matched shall not exceed an amount equal to 5% of the Participant's annual compensation reduced, not below zero (0), by the maximum amount that could have been contributed by the Participant in the Savings Plan. If at any time it is determined by the Committee that the Savings Plan does not pass the applicable nondiscrimination tests, any such excess employer matching contributions shall be deposited into this Plan, rather than the Savings Plan, subject to the limits set forth in Section 4.03. For purposes of calculating the employer matching contribution, the Participant's annual compensation shall be the definition set forth in Section 2.05, excluding the annual bonus, voluntary or involuntary cash-out payments


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     under the  Corporation's  Paid Time Off Policy,  or payments made under the
     Corporation's   Long-Term  Executive  Cash  Incentive  Award  Program.  The
     matching percentage shall be fifty percent (50%) applied to Elective Deferral Amounts. Such matching amount shall be credited to Part II of the Participant's Deferred Compensation Account at such time as the Committee in its sole discretion may determine, but within a reasonable time after the end of the Plan Year to which such amount relates. Any such amounts shall constitute "Matching Employer Amounts" for purposes of this Plan.

4. Section 5.05(a)(i)(C) is added to read as follows:

     Annual installment payments over a
             (1) 15-year period; or
             (2) 10-year period; or
             (3) 5-year period


     IN WITNESS WHEREOF, this First Amendment is executed effective as set forth herein.



     Date: March 1, 2005           INGRAM MICRO INC.


                                   By: /s/ Matthew Sauer
                                       -----------------------------
                                           Matthew Sauer

                                   Title: Senior Vice President, Human Resources


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